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                                                                   Exhibit 10.22


Mr. Robert Herre
2111 Indian Chute
Louisville, KY 40207

Dear Bob:

This letter sets forth the mutual understandings and agreements between you and American Commercial Lines, LLC ("ACL") on the terms and conditions upon which you will continue your employment as Vice President, Vessel Management for American Commercial Barge Line. It shall supersede any prior oral or written understandings and agreements between you and ACL.

1. COMPENSATON- (a) Your current annual base salary will continue in effect with the opportunity for adjustment pursuant to ACL's regular salary adjustment program. (b) You will continue to be eligible for a performance bonus from ACL, as determined by management and the Board of Representatives and as amended periodically.

2. ASSIGNMENT- (a) You will devote your whole time, energy, and attention to the performance of the duties of Vice-President, Vessel Management or successor assignments made by ACL.

3. CONFIDENTIAL INFORMATION- (a) You understand that you will have access to sensitive and proprietary business information of ACL, including, but not limited to, financial information, marketing and sales strategies, business plans, prices, rates, price and rate calculations, costs, customer information, operational information, feasibility studies, detailed business plans, plans relating to expansion or acquisitions, business projections, and other compilations, memoranda, analyses and documents which relate to ACL's business, all of which ACL maintains in strict confidence and does not divulge to third parties in the ordinary course of its business (such information, whether or not specifically enumerated here, is hereinafter referred to as ("Confidential Information.").
         (b) You recognize and acknowledge the sensitivity and competitive value of the Confidential Information, and the damage that could result to ACL from the disclosure thereof to third parties. Accordingly, you agree that all Confidential Information provided by ACL shall be received rn confidence and that a confidential relationship shall arise between the parties by virtue of such disclosure. You hereby agree that you shall maintain all Confidential Information in strict confidence and not disclose the Confidential Information, in any manner whatsoever, in whole or in part, without limitation, to any third party. You shall maintain the confidentiality of the Confidential Information in this manner at all times during the term of this Agreement, and for a period of five (5) years after the expiration or other termination of this Agreement, for any reason whatsoever.



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4.       NON-COMPETE- (a) In consideration of the additional benefits granted to you by ACL pursuant to the terms of this Agreement, you specifically agree that, following any expiration or other termination of this Agreement, you will not accept any employment, directly or indirectly, whether as an employee, officer, director, consultant or independent contractor, with any direct or indirect competitor of ACL and its parents, affiliates or subsidiaries, operating in any of the geographical areas (floating vessels are not considered geographic areas) in which ACL and its parents, affiliates or subsidiaries conducts operations at the time of such expiration or other termination of this Agreement for a period of one year following such expiration or other termination of this Agreement. (b) You agree that the time, scope, geographic area and other provisions of the agreement not to compete set forth in this Agreement have been specifically negotiated by the parties, and that the time, scope, geographic area and other provisions are reasonable and acceptable to you.

5. IERMINATION- (a) If ACL terminates your employment for any reason other than for "Cause," as defined in this paragraph, you shall be entitled to receive the Severance Benefit described in this Agreement; provided that the payment of any Severance Benefit shall be expressly subject to all of the terms and conditions of this Agreement, including but not limited to the Confidential Information provisions set forth herein and the Non-Competition provisions set forth in paragraph 4. As a further condition of receiving a Severance Benefit, you will be required to execute a broad, general release, in a form provided by ACL that absolutely extinguishes all past or present claims against ACL and its parents, affiliates, subsidiaries, officers, directors, and employees, including any claims arising out of employment, this Agreement and your separation from employment. No Severance Benefit will be paid unless or until you fully execute the release in the form provided by ACL.
         (b) As used anywhere in this Agreement, "Cause" means the willful engaging by you in any illegal conduct, or misconduct which is injurious to ACL or ACL's commercial or business interests. For purposes of this Agreement, no act or failure to act shall be considered uwillful", unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that the action or omission was in the best interests of ACL, its parent or affiliated companies.
         (c) If ACL terminates your employment hereunder for Cause, then you shall not be entitled to receive any Severance Benefit. (d) If you terminate your employment hereunder for any reason other than for the reasons in paragraph 7 (a) or 7 (b), you shall not be entitled to receive any Severance Benefit.

         6. BREACH OF AGREEMENT- (a) If you violate the terms of this Agreement by either (i) divulging Confidential Information; or (ii) accepting employment with a direct or indirect competitor of ACL and its parents, affiliates or subsidiaries, then
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         you shall forfeit all right to receive a Severance Benefit hereunder.
         In the event that you have already received a Severance Benefit at the time an aforementioned breach of this Agreement occurs, then you shall immediately, upon receipt of written demand from ACL, repay to ACL the entire Severance Benefit paid to you or on your behalf to any other party.
         (b) In addition to the remedies set forth above, you understand and agree the maintenance of Confidential Information, and the agreement Not to Compete are necessary to protect ACL's business, and that any violation of this Agreement would result in irreparable harm to ACL. In the event of such a breach, ACL shall be entitled to injunctive relief, in addition to any other legal or equitable remedies available to ACL at law.

         7. SEVERANCE BENEFIT- (a) If, during the period April, 2000 through April 30, 2002, you do not receive bonuses cumulatively in gross amounts equaling $75,000.00, you may submit your resignation by May 15, 2002, effective as of August 31, 2002, and receive the Severance Benefit in accordance with this paragraph; provided you execute a General Release. In the event you do not submit your resignation by May 15, 2002, as a result of ACL's failure to pay said bonuses, or if you receive bonuses of at least $75000 as of April 30, 20002, you shall not be eligible for the Severance Benefit if you resign, except as described in paragraph 7 (b) below. (b) If during the period April, 2000 through April 30, 2003, you do not receive bonuses cumulatively in gross amounts equaling $150,000.00, you may submit your resignation by May 15, 2003, effective as of August 31, 2003, and receive the Severance Benefit in accordance with this paragraph 7; provided you execute a General Release. (c) The Severance Benefit referred to in this Agreement is defined as $134, 785.00. (d) The Severance Benefit may be taken as a lump sum or as equal monthly payments for one year by dividing the Severance Benefit ($134,785.00) by twelve (12). (e) Any such payments (lump or monthly) shall be less al applicable federal, state, local and foreign taxes. The election as to payment must be stated in the General Release and may not be subsequently changed. (f) If you elect to receive the Severance Benefit in monthly payments, you shall also be entitled to continue participating in the medical, dental and life insurance plans which are in effect for active employees during the period of the monthly payments. You will be required to make the same contributions to these plans as active employees and ACL reserves the right to amend or terminate any of these plans during the period you are participating in them. If you elect payment as a lump sum, you will not be eligible to continue participation in these plans.
         (g) If you die having begun receipt of Severance Benefits, but prior to receiving all amounts due from the Severance Benefit, any remaining Severance Benefits due and owing will be paid in a lump-sum to your estate or designated beneficiary. .
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         8. MODIFICATION- Any modification of this Agreement or additional obligation assumed by either party in connection with this Agreement shall be binding only if evidenced in writing signed by each party or any authorized representative of each party.

         9. SURVIVAL- All rights and obligations of the parties created by this Employment Agreement, including, but not limited tOt your agreement to maintain Confidential Information, your agreement not to accept employment with a direct or indirect competitor of ACL, shall survive the expiration or other termination of this Agreement.


         Yours truly,

         /s/ Paul S. Besson
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         Paul S. Besson

         ACCEPTED AND AGREED:

         /S/ Robert Herre
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         Robert Herre

         Aug 11, 2000
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         Date